Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and “Summary Historical Consolidated Financial Information” in the Registration Statement on Form F-3 and related Prospectus of Amdocs Limited for the registration of debt securities and to the incorporation by reference therein of our reports dated December 16, 2019, with respect to the consolidated financial statements and schedule of Amdocs Limited, and the effectiveness of internal control over financial reporting of Amdocs Limited, included in its Annual Report (Form 20-F) for the year ended September 30, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

June 14, 2020